Filed under paragraph (b)(3) of Rule 424
                                                          SEC File No. 33-95452

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 13, 1996)


           $39,988,000 Principal Amount of 10% Senior Notes Due 2000
                                      and
                         99,911 Shares of Common Stock
                                       of
                            Lanesborough Corporation


         The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statements contained in the Prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.


         On October 15, 1996, the Company notified Noteholders and the Trustee for the Notes that the Company was unable to make the scheduled October 15, 1996 interest payment due on the Notes, but that payment of the interest would be made within the 30 day grace period prescribed in the Indenture. The Company also notified Noteholders and the Trustee that it had fixed October 31, 1996 as the special record date for the defaulted interest payment which was expected to be made on November 7, 1996.

         On November 7, 1996, the defaulted interest payment was paid to the Trustee for delivery to the Noteholders.
























           The date of this Prospectus Supplement is November 6, 1996

423189.1

                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000




                                 (212) 856-6906



                                 (212) 856-7817



                                November 6, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk

                  Re: Lanesborough Corporation (the "Registrant") Registration Statement on Form S-1
                           33-95452

Ladies and Gentlemen:

                  Pursuant to paragraph (c) of Rule 424 of Regulation C under the Securities Act of 1933, filed herewith on behalf of the above-captioned Registrant is the Prospectus Supplement, dated November 6, 1996, to the related Prospectus, dated May 13, 1996 (the "Prospectus Supplement").

                  In accordance with paragraph (e) of Rule 424, the Prospectus Supplement contains in the upper right-hand corner of the cover page (i) the file number of the registration statement to which the Prospectus Supplement relates and (ii) the paragraph (including subparagraph) of Rule 424 under which the Prospectus Supplement is being filed. In addition, pursuant to Rule paragraph (c) of Rule 424, the Prospectus Supplement cross references to the date of the related Prospectus to which it will be attached.


                                   Very truly yours,



                                   Michael L. Zuppone


cc:      David D. Griffin

423189.1